Exhibit 99.1

AeroVironment, Inc. Appoints Catharine Merigold to Board of Directors

•                  Venture capitalist and operating executive brings broad technology experience in consumer services, software, hardware and cybersecurity

MONROVIA, Calif., Aug. 6, 2015 — AeroVironment, Inc. (NASDAQ:AVAV) today announced that Catharine Merigold has been appointed to its board of directors, effective July 31, 2015.  Merigold brings to AeroVironment more than 20 years of venture capital and finance management experience and has spent her career helping turn new technologies into high-growth businesses, including as founder and current managing partner of Vista Ventures, an early state venture capital firm.  Merigold will serve on the board’s Audit Committee.

“Catharine’s experience investing in and advising fast-paced technology businesses will provide a valuable perspective to AeroVironment as we continue to advance our growth portfolio in potentially large, emerging markets with significant opportunities,” said Tim Conver, AeroVironment’s chairman and chief executive officer. “Our opportunity set continues to expand and we look forward to benefitting from Catharine’s experience as we position AeroVironment for future success and shareholder value creation.”

The company also announced today that Joseph Alibrandi has retired as a Director of AeroVironment, effective July 31, 2015.

Conver added, “The board of directors and management team have valued Joe Alibrandi’s judgment, insights, and extensive contribution to AeroVironment as a director.  The board extends its deepest thanks and appreciation to Mr. Alibrandi for his long service and dedication to the Company and its stockholders.”

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About Catharine Merigold

Merigold founded and serves as the managing partner of Vista Ventures, a venture capital firm specializing in investing in software, digital media and network sectors.  Prior to founding Vista Ventures in 2000, Merigold served as the president and chief executive officer of University Technology Corporation, a company that managed all technology transfer and associated equity holdings for the University of Colorado system, from 1999 to 2000, and as Vice President of Marketing and Sales for US West.  Previously, Merigold served as the founding chief executive officer of Centennial Security, Inc., a security services company.  She also served as a Vice President of Centennial Ventures, a venture capital firm, from 1992 to 1994.  Merigold began her career at Hewlett-Packard Company, serving in a variety of technical, marketing and sales management roles, including several years spent in Europe.  Merigold served on a number of corporate boards and currently serves as a board observer for Market Force Information, Inc., a provider of customer intelligence solutions to large consumer companies, and as a board member of P2Binvestor, Inc., a crowdlending platform providing asset based lines of credit to businesses, the Colorado Technology Association and University License Equity Holdings Inc. (ULEHI), which manages all the equity holdings associated with technology transfer for the University of Colorado.  Merigold earned a Bachelor of Science in electrical engineering from the University of Washington in St. Louis and a Master of Business Administration from Stanford University.

About AeroVironment, Inc.

AeroVironment is a technology solutions provider that designs, develops, produces, supports and operates an advanced portfolio of Unmanned Aircraft Systems (UAS) and electric transportation solutions.  The company’s electric-powered, hand-launched unmanned aircraft systems generate and process data to deliver powerful insight, on-demand, to people engaged in military, public safety and commercial activities around the world.  AeroVironment’s electric transportation solutions include a comprehensive suite of electric vehicle (EV) charging systems, installation and network services for consumers, automakers, utilities and government agencies, power cycling and test systems for EV developers and industrial electric vehicle charging systems for commercial fleets.  More information about AeroVironment is available at www.avinc.com.

Safe Harbor Statement

Certain statements in this press release may constitute “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are made on the basis of current expectations, forecasts and assumptions that involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of our control, that may cause our business, strategy or actual results to differ materially from those expressed or implied. Factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to, our ability to perform under existing contracts and obtain additional contracts; changes in the regulatory environment; the activities of competitors; failure of the markets in which we operate to grow; failure to expand into new markets; failure to develop new products or integrate new technology with current products; and general economic and business conditions in the United States and elsewhere in the world. For a further list and description of such risks and uncertainties, see the reports we file with the Securities and Exchange Commission. We do not intend, and undertake no obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise.

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Contact:

AeroVironment, Inc.

Steven Gitlin

+1 (626) 357-9983

ir@avinc.com

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